EXHIBIT 99.1

ION MEDIA NETWORKS ANNOUNCES DEVELOPMENTS
IN ITS RECAPITALIZATION EFFORTS

(West Palm Beach, FL – February 20, 2007) – ION Media Networks, Inc. (AMEX: ION) (the “Company”) today announced information related to the progress on various aspects of its recapitalization. The Company is also disclosing this information in part to correct inaccuracies in recent press reports from sources not known to and not authorized by the Company.

In addition to the previously disclosed restructuring proposal received by the Company from Citadel Limited Partnership (“Citadel”) and NBC Universal, Inc. (“NBCU”) on January 17, 2007, the Company has received an alternative restructuring proposal from an “ad hoc” group which purports to represent holders of more than 65% of its 13 1/4% preferred stock (the “Ad Hoc Group Proposal”). It is the Company’s understanding that Citadel, the largest 13 1/4% stockholder, is not part of this group. The Ad Hoc Group Proposal is included as an exhibit to the Company’s Current Report on Form 8-K, dated February 20, 2007, being filed with the Securities and Exchange Commission, which may be accessed through the SEC’s website at www.sec.gov.

On Friday, February 16, 2007, the Company’s Board of Directors approved an affiliate of Citadel as a “permitted transferee” of NBCU’s right to acquire majority voting control of the Company’s common stock (the “Call Right”), as contemplated by the agreements entered into in November 2005 among the Company, NBCU and Lowell W. Paxson. This will permit NBCU to transfer the Call Right to Citadel without the need for any further Company approval, should NBCU elect to do so.

The Company’s Board of Directors and its legal and financial advisors are carefully evaluating the proposals the Company has received, as well as other restructuring alternatives that may be available to the Company. Neither of the proposals is binding on the Company, and the transactions contemplated by the proposals would be subject to numerous conditions, risks and uncertainties. There is no assurance that either proposal will be approved by the Company’s Board of Directors.

The Company notes that although the Ad Hoc Group Proposal refers to the use of Chapter 11 as one means to implement the recapitalization transactions contemplated by that Proposal, the Company does not face any liquidity issues that would compel it to resort to a Chapter 11 filing given that its debt obligations are being fully serviced and do not mature until 2012, it can elect on a quarterly basis to defer interest payments on over a third of its debt, and its debt covenants permit it to borrow another $650 million for general corporate purposes. The Company’s preferred stockholders are not creditors and cannot compel the Company to take this course of action.

The Company’s non-redemption of the 131/4% and 93/4% preferred stock at their scheduled redemption dates entitles the holders of each class, as their sole remedy under the terms of the preferred stock, to add two members to the Company’s Board of Directors. The Company is cooperating to implement these board appointments expeditiously, subject to receipt from each class of preferred stockholders of the information necessary to enable the Company to assure that under FCC ownership regulations, these appointments will not adversely affect the Company or its assets, including its FCC licenses.

About ION Media Networks, Inc.
ION Media Networks, Inc. owns and operates the nation’s largest broadcast television station group and ION Television, reaching over 90 million U.S. television households via its nationwide broadcast television, cable and satellite distribution systems. ION Television currently features popular television series and movies from the award-winning libraries of Warner Bros., Sony Pictures Television, CBS Television and NBC Universal. In addition, the network has partnered with RHI Entertainment, which owns over 4,000 hours of acclaimed television content, to provide high-quality primetime programming beginning July 2007. Utilizing its digital multicasting capability, ION Media Networks has launched several new digital TV brands, including qubo, a television and multimedia network for children formed in partnership with Scholastic, Corus Entertainment, Classic Media and NBC Universal, as well as ION Life, a television and multimedia network dedicated to health and wellness for consumers and families. For more information, please visit www.ionmedia.tv.

Note: Company distribution data provided by Nielsen Media Research.

Certain statements contained herein that are not descriptions of historical facts are “forward-looking” statements. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, those discussed in filings made by the Company with the Securities and Exchange Commission. Many of the factors that will determine the Company’s future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. The Company undertakes no obligation to revise or update any forward looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

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Media Contact:
Leslie Monreal
561-682-4134
lesliemonreal@ionmedia.tv